Western Digital Corporation
20511 Lake Forest Drive
Lake Forest, California 92630

Tel: 949.672.7000
FAX: 949.672.7837

Matthew E. Massengill
Chairman and Chief Executive Officer

November 5, 2004

Mr. David C. Fetah
30378 Paseo del Valle
Laguna Niguel, California 92677

Dear David:

This letter, when signed by you, constitutes the agreement (the “Agreement”) relative to your resignation as a officer of Western Digital Technologies, Inc. (“WDT”) and Western Digital Corporation (“WDC”) (collectively the “Company”), your appointment to serve as a Special Advisor to the Chairman of the Company, and the settlement of any remaining obligations which the Company may have to you arising out of your employment as an officer of the Company. In consideration for the covenants and releases contained herein, you and the Company agree as follows:

1.	Resignation. While your status as an employee of WDT will continue on the terms and for the period set forth in this Agreement, you hereby resign your position as Vice President Human Resources & Administration, as an officer of WDT and WDC, and as an officer from any of its and their subsidiaries or affiliates, effective October 8, 2004 (the “Transition Date”). Except as expressly provided herein, all benefits and perquisites of employment shall cease as of the Transition Date.

2.	Appointment As Special Advisor To The Chairman.

(a)	Employment. Effective as of the Transition Date, your position will be Special Advisor to the Chairman and Chief Executive Officer of WDC (the “Chairman”).

(b)	Term. The term of your employment as Special Advisor shall begin October 9, 2004 and shall end on the earlier of (i) the date you accept other full-time employment, (ii) December 31, 2005, or (iii) your death, at which time your employment with WDT and any other relationship with the Company or any of its subsidiaries or affiliates

Mr. David C. Fetah
November 5, 2004

shall terminate, and the Company shall have no further payment obligations to you except as expressly set forth herein. Notwithstanding the foregoing, in the event that you have not found other full-time employment by December 31, 2005, the term of your employment as Special Advisor will be extended and shall end on the earlier of (i) February 28, 2006, (ii) your death, (iii) or a date prior to February 28, 2006 on which you have accepted other full-time employment. As used herein, the “Employment Period” shall refer to that period of time from October 9, 2004 until your employment with WDT terminates pursuant to the terms of this Agreement.

(c)	Duties. During the Employment Period, you agree to provide services to the Chairman, as requested by the Chairman, related to your previous areas of responsibility at the Company or Special Projects as assigned by the Chairman. You and the Company agree that as a Special Advisor to the Chairman and employee of the Company, you shall not have any responsibility or authority to supervise or manage Company employees, or to act on behalf of, represent or bind the Company in any manner, unless requested to do so in writing by the Chairman. The Company agrees to provide you administrative support as required to fulfill the projects or duties assigned to you by the Chairman, including secretarial services, use of an office, use of office and mobile phones, and use of certain Company technology systems such as electronic mail. During the Employment Period, your Company phone number and email address will not be changed unless the Company changes email addresses or phone numbers for its Lake Forest facilities.

(d)	Compensation. During the Employment Period, you will be paid (i) a salary at an annual rate of $325,000 and (ii) a Variable Performance Award of $1,000 per month, each of which shall be paid through the Company’s current bi-weekly payroll process. You agree to have tax withholding and other payroll deductions made at the present rates, subject to any changes you wish to make in accordance with Company policies. You further agree that the payments provided for herein supersede, and shall be made in lieu of, any other severance payments under any other Company severance pay plan or agreement, including but not limited to any Change of Control Severance Plan or agreements.

(e)	Special Advisor Transition Bonus. In the event you perform the Special Advisor services set forth herein, the Company agrees that you shall receive a Special Advisor Transition Bonus. Such bonus will be in the amount of $100,000 and shall be paid on or before February 15, 2005. You agree that such Special Advisor Transition Bonus is in lieu of any Incentive Compensation Plan (“ICP”) bonus you may have been eligible for under the Company’s ICP at any time, and that you shall not be entitled to or eligible to receive any ICP bonus or other bonus attributable to your employment prior to the Transition Date.

3.	Special Advisor Completion Bonus. In the event you perform the Special Advisor services set forth in Paragraph 2 above through the Employment Period, you shall receive

Mr. David C. Fetah
November 5, 2004

$150,000 as a Special Advisor Completion Bonus, provided that (i) you have executed a Supplemental Release in the form attached hereto as Attachment B, and (ii) you have not revoked such agreement during the revocation period. Subject to the contingency set forth above, such Special Advisor Completion Bonus shall be paid in a lump sum no later than forty-five (45) days after the termination of the Employment Period.

4.	Acceleration. In the event you accept other full-time employment before February 28, 2006, you must notify the Chairman of this event within 7 days of your acceptance of such employment. In the event you have complied with the terms of this Agreement and your employment as Special Advisor terminates on or before December 31, 2005 by reason of your acceptance of other full-time employment as provided for in Paragraph 2(b)(i) herein (the “Termination Date”) and you execute a Supplemental Release in the form attached hereto as Attachment B and do not revoke such agreement during the revocation period, the following will occur:

(a)	You will be paid, within forty-five (45) days after the Termination Date, an amount equal to sixty-five percent (65%) of the salary and Variable Performance Award you would have received under this Agreement for services performed between the Termination Date and December 31, 2005; and

(b)	In the event you have not been paid the Special Advisor Transition Bonus set forth in Paragraph 2(e) as of the Termination Date, such payment will be paid at the earlier of (i) within forty-five (45) days of the Termination Date, or (ii) February 15, 2005.

5.	Non-Competition. You acknowledge that you have in your capacity as an executive of the Company been given access to, and possess knowledge of, valuable proprietary and confidential information of the Company. You acknowledge that it would be very difficult for you to provide work, advice, consulting, or other services to a competitor of the Company, whether as an employee, independent contractor, adviser, volunteer, director or in any other capacity, for any individual, partnership, corporation, or other business entity, without using, disclosing, evaluating or relying upon the Company’s proprietary and confidential information. Accordingly, you agree that during the Employment Period you will not directly or indirectly, whether for your own account or as an employee, director, consultant or advisor, provide services to any business or engage in any business which at the time of commencement of such services is, or is expected to be, competitive with the Company’s or any of its subsidiaries’ product lines or business activities, unless you obtain the prior written consent of the Company’s Chairman. This includes but is not limited to the following businesses or entities: (i) Maxtor Corporation; (ii) Seagate Technologies; (iii) Fujitsu Hard Drive Division; (iv) Samsung Hard Drive Division; (v) Toshiba, and (vi) Hitachi Global Storage Systems.

6.	Non-Solicitation of Employees. You agree that during the Employment Period you will not directly or indirectly solicit any individuals to leave the Company’s (or any of its subsidiaries’) employ for any reason or interfere in any other manner with the employment

Mr. David C. Fetah
November 5, 2004

relationships at the time existing between the Company (or any if its subsidiaries) and its current or prospective employees.

7.	Non-Solicitation of Business Relationships. You agree that during the Employment Period you will not induce or attempt to induce any customer, supplier, distributor, licensor, licensee or other business relation of the Company (or any of its subsidiaries) to cease doing business with the Company (or any of its subsidiaries) or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensor, licensee or other business relation and the Company (or any of its subsidiaries).

8.	Irreparable Harm. You agree that the Company would be irreparably harmed by any breach or threatened breach of the agreements in Paragraphs 5, 6, 7, 9 and 13 and that, therefore, the Company shall be entitled to an injunction prohibiting you from any breach or threatened breach of such agreements.

9.	Confidential Information. When you joined the Company, you signed an Employee Agreement setting forth your obligations to the Company during and after your employment. A copy of your Employee Agreement is being delivered to you separately and is incorporated herein by reference. In your Employee Agreement, you agreed that you will not, at any time, whether during or subsequent to the term of your employment with the Company in any fashion, forth or manner, unless specifically consented to in writing by the Company, either directly or indirectly, use or divulge, disclose, or communicate to any person, firm, or entity or corporation, in any manner whatsoever, any Confidential Information (as defined in the Employee Agreement) of any kind, nature or description concerning any matters affecting or relating to the business of the Company. You understand and agree that in the course of your employment with the Company, you have acquired confidential information and trade secrets concerning the Company’s operations, its future plans and its methods of doing business. You understand and agree it would be extremely damaging to the Company if you disclosed such information to a competitor or made it available to any other person or company. You understand and agree that such information has been divulged to you in confidence, and you understand and agree that you will keep such information secret and confidential unless disclosure is required by court order or otherwise by compulsion of law. In view of the nature of your employment and the information and trade secrets which you have received during the course of your employment, you also agree that the Company would be irreparably harmed by any violation, or threatened violation of the agreements in this Paragraph and that, therefore, the Company shall be entitled to an injunction prohibiting you from any violation or threatened violation of such agreements.

10.	Stock Options.

(a)	Vesting. From the Transition Date through December 31, 2004, stock options previously granted to you under the Company’s Amended and Restated Employee Stock Option Plan (collectively, the “Options”) will continue to vest in accordance

Mr. David C. Fetah
November 5, 2004

with their terms. As of January 1, 2005, any unvested Options shall be considered forfeited and cancelled whether or not your services under this Agreement continue after that date. In addition, (i) in the event the Termination Date occurs on or prior to December 31, 2004, the Options will cease vesting as of the Termination Date and any unvested Options shall be considered forfeited and cancelled, (ii) in the event of your death on or prior to December 31, 2004, the Options will cease vesting as of the date of your death, and any unvested Options shall be considered forfeited and cancelled, and (iii) in the event you voluntarily resign your employment as Special Advisor on or prior to December 31, 2004, the Options will cease vesting as of such resignation date and any unvested Options shall be considered forfeited and cancelled.

(b)	Exercise of Stock Options. Any exercise of vested stock options previously granted to you must be in accordance with the provisions of the applicable stock option plan(s), your individual stock option agreements, and the procedures relating to exercise of stock options as may be established by the Compensation Committee of the Board of Directors from time to time. You will have up to ninety (90) days following the earlier of the Termination Date or December 31, 2004 to exercise your vested options, except that, in the event of your death, the options shall be exercisable as of the date of your death in accordance with their terms. To the extent the options are non-qualified options under the federal income tax laws, you shall recognize compensation income in connection with your exercise of those options, and you agree to satisfy all applicable withholding taxes associated with each such exercise.

(c)	Breach of Certain Covenants. Notwithstanding anything to the contrary in this Agreement, if you breach any of your covenants set forth in Paragraphs 5, 6, 7, 9 or 13 hereof, (i) any unexercised Options shall be deemed immediately canceled and shall no longer be exercisable, and (ii) WDC and/or WDT shall have the right to recover any profits realized by you as a result of the exercise of Options or of shares received pursuant to the exercise of Options during the six month period prior to the date of any such breach, as determined by the Board of Directors.

11.	Benefits. The status of your current employee welfare and pension benefits is set forth on Attachment “A” hereto and hereby made a part hereof. During the Employment Period, you will continue to receive employee welfare and pension benefits accorded to employees generally and other executives in comparable pay grades. If, during the Employment Period, any such benefits are discontinued or adjustments are made to benefits of employees generally, or of executives in comparable pay grades, then such discontinuation of or adjustments to benefits will apply equally to the benefits provided to you hereunder.

12.	Vacation. Notwithstanding anything to the contrary in the Company’s policies or this Agreement, you will not accrue vacation during the Employment Period. All accrued and unused vacation earned prior to the Transition Date will be paid to you on or before January 3, 2005. Although you will not accrue vacation during the Employment Period, you may

Mr. David C. Fetah
November 5, 2004

take time off and none of the vacation benefits you accrued prior to the Transition Date will be reduced in such event.

13.	Confidentiality and Communications. You agree to hold the terms of this Agreement in confidence, except to the extent that disclosures may be required by government regulations or judicial process or to receive tax, legal or financial advice.

14.	Employment Verification and References. You agree that you shall direct all requests for employment verification or references to the Company’s Chairman. In the event prospective employers or financial institutions seek verification of your employment during the Employment Period, the Company will verify that you are an employee of WDT with an annual salary of $325,000. In the event prospective employers seek to verify your employment history, the Company will confirm that you held the position of Vice President of Human Resources and Administration through October 8, 2004, and that you voluntarily resigned your position and agreed to stay on as a Special Advisor to the Chairman during the term set forth in this Agreement.

15.	Incentive Compensation Plan (ICP). During the Employment Period, you are not eligible to participate in the ICP and shall have no right or entitlement to any ICP or other bonus.

16.	Western Digital Corporation 401(k) Plan. Any distributions to which you are entitled from the Savings and Profit Sharing Plan will be made to you in accordance with the terms of that plan.

17.	Indemnification and Assistance.

(a)	Indemnification. Your rights and obligations with respect to indemnification shall be governed by: (i) that Certain Indemnity Agreement entered into as of September 25, 2002 by and between WDC and David C. Fetah, and (ii) that Certain Indemnity Agreement entered into as of September 25, 2002 by and between WDT and David C. Fetah.

(b)	Assistance. During the Employment Period and thereafter, you agree to make yourself available to respond to inquiries by the Company regarding management, regulatory, and legal activities of which you acquired knowledge during your employment with the Company. You agree to make yourself available, without the requirement of being subpoenaed, to confer with counsel at reasonable times and locations and upon reasonable notice concerning any knowledge you have or may have with respect to actual and/or potential disputes arising out of the activities of the Company during your employment with the Company. You further agree to submit to deposition and/or testimony in accordance with the laws of the forum involved concerning any knowledge you have or may have with respect to actual and/or potential disputes arising out of the activities of the Company during your employment with the Company.

Mr. David C. Fetah
November 5, 2004

18.	Release of Claims. Except for those obligations created by or arising out of this Agreement, you, on your own behalf and behalf of your descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledge full and complete satisfaction of and release and discharge and covenant not to sue WDT or WDC, its and their divisions, subsidiaries, parents, or affiliated partnerships and corporations, past and present, and each of them, as well as its and their directors, officers, shareholders, partners, representatives, attorneys, assignees, successors, agents and employees, past and present, and each of them (individually and collectively, “Releasees”), from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected (collectively, “Claims”) resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing:

(a)	any and all Claims relating to or arising from your employment or any other relationship with, interest in or separation from the Company including, without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, or disability;

(b)	any and all Claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company or any subsidiary of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)	any and all Claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; invasion of privacy; false imprisonment; and conversion;

(d)	any and all Claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code;

(e)	any and all Claims for violation of the federal or any state constitution, or any federal, state or local law, regulation or ordinance;

Mr. David C. Fetah
November 5, 2004

(f)	any and all Claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)	any and all Claims for attorneys’ fees and costs.

Except for those obligations created by or arising out of this Agreement, the Company hereby releases and discharges and covenants not to sue you from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected (collectively “Claims”) resulting from any act or omission by or on your part committed or omitted prior to the date of this Agreement, provided, however, that such release of you shall not extend to any claims, known or unknown, suspected or unsuspected, against you which arise out of facts which are finally adjudged by a court of competent jurisdiction to be a willful breach of fiduciary duty or a crime under any federal, state, or local statute, law, ordinance or regulation.

You and the Company agree that the release set forth in this Paragraph shall be and remain in effect in all respects as a complete general release. This release does not extend to any obligations incurred under this Agreement.

19.	Acknowledgment of Waiver of Claims under ADEA. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that (a) you should consult with an attorney prior to executing this Agreement; (b) you have twenty-one (21) days within which to consider this Agreement; (c) you have seven (7) days following the execution of this Agreement by you to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired. Any revocation should be in writing and delivered in accordance with the notice provisions of Paragraph 26 hereof by close of business on the seventh day from the date that you sign this Agreement.

20.	Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to all Claims as stated above. Accordingly, you and the Company hereby expressly waive any rights and benefits conferred by Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

You and the Company acknowledge that you may later may discover Claims or facts in addition to or different from those which you now knows or believe to exist with respect to

Mr. David C. Fetah
November 5, 2004

the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, you and the Company hereby waive any Claims that might arise as a result of such different or additional Claims or facts.

21.	Remedies in Event of Future Dispute.

(a)	Arbitration. Except as provided in Subparagraph (b) below, in the event of any dispute, controversy or claim between you and the Company arising from or relating to this Agreement, its breach, any matter addressed by this Agreement, and/or your employment with the Company through the Employment Period, you and the Company agree to submit such claim to final and binding confidential arbitration to be conducted in Orange County, California by JAMS/Endispute in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, you and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. If you and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute shall appoint an arbitrator. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by either you or the Company. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.

(b)	Injunctive Relief. You or the Company may, but need not, seek provisional injunctive relief in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator.

(c)	Attorneys’ Fees and Costs. The prevailing party in any such arbitration or court proceeding shall be entitled to recover from the losing party his or its reasonable attorneys’ fees, costs and expenses incurred in connection with the arbitration or court proceeding.

22.	Assignment. You shall not assign any of your rights and/or obligations under this Agreement and any such attempted assignment will be void. This Agreement shall be binding upon and inure to the benefit of your heirs, executors, administrators, or other legal representatives and their legal assigns.

23.	Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

24.	Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to you under the terms of this Agreement. You agree and understand that you are responsible for payment, if any, of local, state and/or

Mr. David C. Fetah
November 5, 2004

federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon.

25.	Costs. Except as provided in Paragraph 21 hereof, you and the Company shall each bear your own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

26.	Notices. All notices required by this Agreement shall by given in writing either by personal delivery or by first class mail, return receipt requested. Notices shall be addressed as follows:

To Western Digital:	Western Digital Corporation
20511 Lake Forest Drive
Lake Forest, CA 92630-7741
Attention: Vice President, Corporate Law

To Mr. David C. Fetah:	Mr. David C. Fetah
30378 Paseo del Valle
Laguna Niguel, California 92677

or in each case to such other address as you or the Company shall notify the other. Notice given by mail shall be deemed given five (5) days following the date of mailing.

27.	Entire Agreement. This Agreement, including Attachments to this Agreement and other agreements referenced in this Agreement, represents the entire agreement and understanding between you and the Company concerning the subject matter herein. The parties intend it as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and agreements, proposed or otherwise, whether written or oral, between the parties concerning the subject matters. This is a fully integrated document. This does not supercede any written agreement between you and the Company concerning stock options in Company or the purchase and payment for stock of the Company, except that you agree that Sections 10(a) and 10(b) of this Agreement shall govern with respect to the termination of your options.

28.	No Oral Modification. This Agreement may only be amended by a writing signed by you and the Chairman or the General Counsel of the Company.

29.	Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

30.	Effective Date. This Agreement is effective upon execution by both you and the Company and the expiration of the revocation period set forth in Paragraph 19 above.

Mr. David C. Fetah
November 5, 2004

31.	Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of you and the Company.

32.	Voluntary Execution of Agreement. This Agreement is executed by you voluntarily and without any duress or undue influence on the part or behalf of the Company, with the full intent of releasing all claims. You acknowledge that:

(a)	you have read this Agreement;

(b)	you have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of your own choice or that you have voluntarily declined to seek such counsel;

(c)	you understand the terms and consequences of this Agreement and of the releases it contains; and

(d)	you are fully aware of the legal and binding effect of this Agreement.

Please indicate your agreement to the above by signing below.

Very truly yours,

/s/ Matthew E. Massengill
Matthew E. Massengill
Chairman and Chief Executive Officer
Western Digital Corporation and
Western Digital Technologies, Inc.

WESTERN DIGITAL CORPORATION and WESTERN DIGITAL TECHNOLOGIES, INC.

By: /s/ M. E. Massengill	Dated: 11-5-04

I have read and agree to all terms and conditions as outlined above.

/s/ David C. Fetah	Dated: 11/5/04
David C. Fetah

ATTACHMENT A

SCHEDULE OF CURRENT BENEFITS

1.	Flex Benefit Allowance of $495.85 per pay period.

2.	Employee Stock Purchase Plan (“ESPP”) participation.

3.	Financial Planning reimbursement to a maximum of $5,000 per year.

4.	Reimbursement of medical expenses under the Executive Medical program to a maximum of $5,000 per year.

5.	401(k) participation and employer matching contributions pursuant to the terms of the 401(k) plan.

ATTACHMENT B

SUPPLEMENTAL RELEASE AGREEMENT

1.	Release of Claims. Except for those obligations created by or arising out of the November 5, 2004 Resignation, Special Advisor Appointment and General Release Agreement (the “Agreement”) to which this Supplemental Release is an Attachment which have not already been performed by Western Digital Technologies, Inc. (“WDT”), I, on my own behalf and behalf of my descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledge full and complete satisfaction of and release and discharge and covenant not to sue WDT or Western Digital Corporation (“WDC”), its and their divisions, subsidiaries, parents, or affiliated partnerships and corporations, past and present, and each of them, as well as its and their directors, officers, shareholders, partners, representatives, attorneys, assignees, successors, agents and employees, past and present, and each of them (individually and collectively, “Releasees”), from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected (collectively, “Claims”) resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing:

(a)	any and all Claims relating to or arising from my employment or any other relationship with, interest in or separation from the Company including, without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, or disability;

(b)	any and all Claims relating to, or arising from, my right to purchase, or actual purchase of shares of stock of the Company or any subsidiary of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)	any and all Claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; invasion of privacy; false imprisonment; and conversion;

(d)	any and all Claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code;

Mr. David C. Fetah
November 5, 2004

(e)	any and all Claims for violation of the federal or any state constitution, or any federal, state or local law, regulation or ordinance;

(f)	any and all Claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)	any and all Claims for attorneys’ fees and costs.

I agree that the release set forth in this Paragraph shall be and remain in effect in all respects as a complete general release.

2.	Acknowledgment of Waiver of Claims under ADEA. I acknowledge that I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. I acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing that (a) I should consult with an attorney prior to executing this Agreement; (b) I have twenty-one (21) days within which to consider this Agreement; (c) I have seven (7) days following the execution of this Agreement to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.

3.	Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to all Claims as stated above. Accordingly, I hereby expressly waive any rights and benefits conferred by Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

I acknowledge that I may later may discover Claims or facts in addition to or different from those which I now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, I hereby waive any Claims that might arise as a result of such different or additional Claims or facts.

4.	Payment of Wages. I acknowledge that I have received all amounts owed for my regular and usual salary, usual benefits, accrued vacation and expense reimbursements through the execution date of this Supplemental Release, and that, except to the extent WDT has not yet paid the Special Advisor Transition Bonus set forth in Paragraph 2(e) of the Agreement or the Special Advisor Completion Bonus set forth in Paragraph 3 of the Agreement, WDT owes me no further payment of any kind.

I have read and agree to all terms and conditions as outlined above.

Dated:
David C. Fetah